PRESS RELEASE

SiriusPoint Announces Appointments to Executive Leadership Team and Insurance & Services Segment

Hamilton, Bermuda, 06 June 2022 - SiriusPoint Ltd. (“SiriusPoint” or the “Company”) (NYSE: SPNT), a global specialty insurer and reinsurer, has announced two internal appointments to the Company’s Executive Leadership Team (ELT).

Patrick Charles joins the SiriusPoint ELT and has been promoted to Global Head of Property and Casualty (P&C) Insurance & Services. Patrick joined SiriusPoint in September 2021, with 20 years of underwriting and strategic management experience, as Head of Americas P&C Insurance to manage and grow the Company’s US P&C insurance business. He is responsible for the Company’s global strategy in P&C insurance, the expansion of SiriusPoint’s strategic partnerships, and the development of products and services to support new and existing partnerships. In this role, Patrick reports directly to Dan Malloy, CEO.

Darryl Siry, the Company’s Chief Technology Officer, has also been appointed to the ELT, reporting to Dan Malloy. Darryl, an experienced technology, marketing, and operations executive, joined SiriusPoint in May 2021 to lead the Company’s technology integration and to develop an efficient and scalable operating platform across the global business. Darryl is also responsible for the development of the managing general agency (MGA) operating platform, which supports SiriusPoint’s strategic partnerships, and for maximizing the value of SiriusPoint’s insurtech partnerships and investments.

“I am very pleased to welcome Patrick and Darryl to SiriusPoint’s Executive Leadership Team,” said Dan Malloy. “These appointments recognize the talent we have at SiriusPoint and the contribution that both Patrick and Darryl have made to our business - they have been instrumental in the development of our Insurance & Services strategy.

“We have the right leadership team in place to continue the growth and development of the Insurance & Services segment, which includes our exciting strategic partnerships approach,” commented Dan. “We are committed to supporting our sizable portfolio of investments and continuing to position SiriusPoint as the partner of choice for entrepreneurial MGAs and insurance service providers.”

These appointments follow the resignation from SiriusPoint of Prashanth Gangu, Chief Operating Officer, and President, Insurance & Services. “On behalf of the SiriusPoint team, I would like to thank Prashanth for his contributions to our Company and wish him well in his future endeavours,” said Dan.

Notes to Editors
Patrick Charles serves as a Board Member for a number of companies in the SiriusPoint strategic partnerships portfolio, within the Company’s Insurance & Services segment. These include Arcadian, a managing general agent writing excess casualty, professional lines and property, and Parameter Climate, a full-service climate underwriting and distribution advisory firm. Patrick joined SiriusPoint from Zurich Insurance Group, where he held North American leadership roles in underwriting and strategy spanning the past decade. During his previous 20+ years in the insurance industry, Patrick spent time at McKinsey & Company, Alliance Bernstein and the St. Paul Companies. He began his career as an actuary and is a Fellow of the Casualty Actuarial Society.
Darryl Siry serves as a Board Member for a number of companies in the SiriusPoint strategic partnerships portfolio, within the Company’s Insurance & Services segment. These include Avinew, Inc., auto insurance for drivers of semi-autonomous vehicles, LuckyTruck, a digital broker and

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aggregator specializing in commercial trucking insurance, and Broker Buddha, a commercial insurance technology platform transforming the commercial insurance submission process for insurance agencies and their clients. Darryl joined SiriusPoint from ProSight Specialty Insurance Group, a specialty insurance company, where he served as Chief Technology and Operations Officer. At ProSight, he led a portfolio of initiatives including digital transformation, customer experience and vendor management. He was also responsible for leveraging technology and operations to drive the efficiency and effectiveness of the ProSight Operating platform while delivering enhanced customer experiences. As President of ProSightDirect, he launched an insurtech platform that provided small business professionals with a simplified insurance buying experience and a fully online end-to-end servicing platform. Prior to ProSight, Darryl founded NewsBasis, an online service for PR professionals and journalists targeting small businesses. He also ran Marketing, Sales and Communications during the early growth stage at Tesla when the Roadster was launched. Prior to Tesla, Darryl held various executive roles at Fireman’s Fund / Allianz.

About SiriusPoint
SiriusPoint is a global insurer and reinsurer providing solutions to clients and brokers in almost 150 countries. Bermuda-headquartered with offices in New York, London, Stockholm and other locations around the world, we are listed on the New York Stock Exchange (SPNT). We have licenses to write Property & Casualty and Accident & Health insurance and reinsurance globally. Our offering and distribution capabilities are strengthened by a portfolio of strategic partnerships with Managing General Agents and technology-driven insurance services companies within our Insurance & Services division. With over $3 billion total capital, SiriusPoint’s operating companies have a financial strength rating of A- (Excellent) from AM Best, S&P and Fitch. For more information, please visit www.siriuspt.com.

Contacts

Investor Relations
Clare Kerrigan, SiriusPoint
clare.kerrigan@siriuspt.com
+44 7970695959

Media
Sarah Hills, Rein4ce
sarah.hills@rein4ce.co.uk
+44 7718882011

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Forward-Looking Statements
We make statements in this report that are forward-looking statements within the meaning of the U.S. federal securities laws, such as statements regarding our future performance. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of SiriusPoint. SiriusPoint is also subject to risks and uncertainties, including the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, fluctuation in the results of operations; pandemic or other catastrophic event, such as the ongoing COVID-19 outbreak; uncertainty of success in investing in early-stage companies, such as the risk of loss of an initial investment, highly variable returns on investments, delay in receiving return on investment and difficulty in liquidating the investment; the costs, expense and difficulties of the integration of the operations of Third Point Reinsurance Ltd. and Sirius International Insurance Group, Ltd.; our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market and investment income fluctuations, trends in insured and paid losses, regulatory and legal uncertainties and other risk factors described in SiriusPoint’s Annual Report on Form 10-K for the period ended December 31, 2021. Except as required by applicable law or regulation, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, or new information, data or methods, future events or other circumstances after the date of this report.